Sportsman's Warehouse Holdings, Inc. Announces

First Quarter 2020 Financial Results

WEST JORDAN, Utah, June 4, 2020--Sportsman's Warehouse Holdings, Inc. ("Sportsman's Warehouse" or the “Company”) (Nasdaq: SPWH) today announced financial results for the thirteen weeks ended May 2, 2020.

“We are excited with our first quarter results. I could not be more proud of the Sportsman’s Warehouse team as we navigated both a global health pandemic and surging demand in our business,” said Jon Barker, Sportsman’s Warehouse CEO. “We were fortunate to be able to safely keep the majority of our stores open for business as well as serve customers through our eCommerce platform. During the first quarter of 2020, our same store sales were up 28.6% compared to the same period last year, led by a surge in demand for firearms and ammunition. We introduced many new customers to the Sportsman’s Warehouse brand during the first quarter and we believe this bodes well for our long-term growth.”

Mr. Barker continued, “We believe the COVID-19 situation is impacting consumer behavior and motivating people to spend more time outdoors. Our products fit exceptionally well into an environment in which consumers are spending more time fishing, camping, hiking and hunting. Additionally, we believe the upcoming election cycle has the potential to continue to drive demand for our firearms and ammunition products.”

“However, there is significant uncertainty and variability in the current economic environment. Therefore, we will not be providing forward guidance today. We will continue to be financially disciplined as we limit discretionary expenses, pay down debt and preserve our liquidity to effectively navigate these uncertain times. In the long-term, we believe we are uniquely positioned to capitalize on market share opportunities and changing consumer behavior to become a larger and more profitable company.”

For the thirteen weeks ended May 2, 2020:

•

Net sales were $246.8 million, an increase of $72.8 million, or 41.8%, as compared to the first quarter of fiscal year 2019. The net sales increase was primarily due to a surge in demand for firearms, ammunition and to a lesser extent, other essential products, including water filtration, food preparation and dehydrated food, as well as strong growth in our eCommerce platform compared to the prior year period.

•	Same store sales increased 28.6% during the first quarter of 2020 compared to the first quarter of 2019.

•

Net loss was $1.1 million compared to a net loss of $5.5 million in the first quarter of 2019. Adjusted net income was $0.4 million compared to an adjusted net loss of $5.2 million in the first quarter of 2019 (see “GAAP and Non-GAAP Measures”).

•	Adjusted EBITDA was $8.2 million compared to $0.4 million in the prior year (see "GAAP and Non-GAAP Measures").

•

Gross profit was $74.8 million or 30.3% of net sales, as compared to $54.2 million or 31.1% of net sales in the prior year period, a year-over-year increase of $20.6 million in gross profit and an 80-basis point decrease in gross profit margin.

•

Diluted loss per share was $0.03 compared to a diluted loss per share of $0.13 in the prior year. Adjusted diluted earnings per share were $0.01 compared to adjusted diluted loss per share of $0.13 for the comparable period in prior year (see "GAAP and Non-GAAP Measures").

Balance sheet highlights as of May 2, 2020:

•

Total debt was $144.2 million, consisting of $118.4 million outstanding under the Company’s revolving credit facility and $25.7 million outstanding under the term loan, net of unamortized debt issuance costs. This is a reduction of $31.1 million of debt year-over-year.

•

Total liquidity was $82.4 million as of the end of the first quarter of 2020, comprised of $60.3 million of availability on the revolving credit facility and $22.1 million of cash, as compared to $41.0 million in total liquidity at the end of the first quarter of 2019.

Second Quarter and Fiscal Year 2020 Outlook:

We will not be issuing forward guidance at this time.

Conference Call Information:

A conference call to discuss first quarter 2020 financial results is scheduled for today, June 4, 2020, at 4:30 PM Eastern Time. The conference call will be webcast and may be accessed via the Investor Relations section of the Company’s website at www.sportsmans.com.

Non-GAAP Information

This press release includes the following financial measures defined as non-GAAP financial measures by the Securities and Exchange Commission (the “SEC”): adjusted income (loss) from operations, adjusted net income (loss), adjusted diluted earnings (loss) per share and Adjusted EBITDA. We define adjusted income (loss) from operations and adjusted net income (loss) as income (loss) from operations and net income (loss), respectively, in each case, plus expenses incurred relating to bonuses and increased wages paid to front-line associates due to COVID-19, costs incurred for the recruitment and hiring of key members of management, certain expenses incurred relating to the acquisition of Field and Stream stores, tax benefits recognized, and the costs and impairments recorded relating to the closure of one store during the first quarter of 2020, as applicable. We define adjusted diluted earnings (loss) per share as diluted earnings (loss) per share excluding the impact expenses incurred relations to the bonuses and increased wages paid to front-line associates due to COVID-19, expenses incurred relations to the recruitment and hiring of key members of management, certain expenses incurred relating to the acquisition of Field and Stream stores, and the costs and impairments recorded relating to the closure of one store during the first quarter of 2020, as applicable. We define Adjusted EBITDA as net income (loss) plus interest expense, income tax (benefit) expense, depreciation and amortization, stock-based compensation expense, bonuses and increased wages paid to front-line associates due to COVID-19, pre-opening expenses, and other gains, losses and expenses that we do not believe are indicative of our ongoing expenses. The Company has reconciled these non-GAAP financial measures with the most directly comparable GAAP financial measures under “GAAP and Non-GAAP Measures” in this release. The Company believes that these non-GAAP financial measures not only provide its management with comparable financial data for internal financial analysis but also provide meaningful supplemental information to investors. Specifically, these non-GAAP financial measures allow investors to better understand the performance of the Company’s business and facilitate a more meaningful comparison of its diluted earnings per share and actual results on a period-over-period basis. The Company has provided this information as a means to evaluate the results of its ongoing operations. Other companies in the Company’s industry may calculate these items differently than the Company does. Each of these measures is not a measure of performance under GAAP and should not be considered as a substitute for the most directly comparable financial measures prepared in accordance with GAAP. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Forward-looking statements in this release include, but are not limited to, statements regarding the expected impact of the upcoming election cycles, our market share opportunities and competitive positioning, and the impact of COVID-19.  Investors can identify these statements by the fact that they use words such as "continue", "expect", "may", “opportunity”, "plan", "future", “ahead” and similar terms and phrases. The Company cannot assure investors that future developments affecting the Company will be those that it has anticipated. Actual results may differ materially from these expectations due to many factors including, but not limited to: the potential effects of COVID-19, including a decrease in store traffic and interruptions or delays in our supply chain; our ability to integrate the ten recently acquired Field & Stream stores; the Company’s retail-based business model; general economic, market and other conditions and consumer spending; the Company’s concentration of stores in the Western United States; competition in the outdoor activities and specialty retail market; changes in consumer demands; the Company’s expansion into new markets and planned growth; current and future government regulations; risks related to the Company’s continued retention of its key management; the Company’s distribution center; quality or safety concerns about the Company’s merchandise; events that may affect the Company’s vendors; trade restrictions; and other factors that are set forth in the Company's filings with the SEC, including under the caption “Risk Factors” in the Company’s Form 10-K for the fiscal year ended February 1, 2020 which was filed with the SEC on April 9, 2020, the Company’s Form 10-Q for the first quarter ended May 2, 2020 which is planned to be filed with the SEC on June 5, 2020, and the Company’s other public filings made with the SEC and available at www.sec.gov. If one or more of these risks or uncertainties materialize, or if any of the Company’s assumptions prove incorrect, the Company’s actual results may vary in material respects from those projected in these forward-looking statements. Any forward-looking statement made by the Company in this release speaks only as of the date on which the Company makes it. Factors or events that could cause the Company’s actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

About Sportsman's Warehouse Holdings, Inc.

Sportsman’s Warehouse Holdings, Inc. is an outdoor specialty retailer focused on meeting the needs of the seasoned outdoor veteran, the first-time participant, and everyone in between. We provide outstanding gear and exceptional service to inspire outdoor memories.

For press releases and certain additional information about the Company, visit the Investor Relations section of the Company's website at www.sportsmans.com.

Investor Contacts:

Robert Julian, Chief Financial Officer

Caitlin Howe, Vice President, Corporate Development & Investor Relations

(801) 566-6681

investors@sportsmans.com

SPORTSMAN'S WAREHOUSE HOLDINGS, INC.
Condensed Consolidated Statements of Loss (Unaudited)
(in thousands, except per share data)

	For the Thirteen Weeks Ended			
	May 2, 2020	% of net sales	May 4, 2019	% of net sales
Net sales	$ 246,835	100.0%	$ 174,017	100.0%
Cost of goods sold	172,061	69.7%	119,844	68.9%
Gross profit	74,774	30.3%	54,173	31.1%
Operating expenses:				
Selling, general and administrative expenses	75,219	30.5%	59,530	34.2%
Loss from operations	(445)	(0.2%)	(5,357)	(3.1%)
Interest expense	1,534	0.6%	2,105	1.2%
Loss before income tax expense	(1,979)	(0.8%)	(7,462)	(4.3%)
Income tax benefit	(849)	(0.3%)	(2,003)	(1.2%)
Net loss	$ (1,130)	(0.5%)	$ (5,459)	(3.1%)
Loss per share				
Basic	$ (0.03)		$ (0.13)	
Diluted	$ (0.03)		$ (0.13)	
Weighted average shares outstanding				
Basic	43,327		43,003	
Diluted	43,327		43,003